Exhibit 10.23


                                    ISO ONLY
                       TO BE PRINTED ON COMPANY LETTERHEAD


                                     [Date]
[Name] [Street]
[City, State]

Dear [Employee's Name]:

         Stanley Furniture Company, Inc. (the "Company") grants you this stock option pursuant to its 2000 Incentive Compensation Plan (the "Plan").

         This Agreement incorporates the terms of the Plan and in the case of any conflict between the Plan and this Agreement, the terms of the Plan will control.

         1. Option. The Company grants you an incentive stock option (the "Option") to purchase from the Company ________ shares of common stock of the Company ("Company Stock"), at $________ per share. This option price is the fair market value of Company Stock on ________________ (the "Grant Date"). The grant of the Option is subject to the following terms and conditions:

                  (a) The shares covered by the Option shall vest, and shall be exercisable, under the following schedule:

         ----------------------- ---------------------------------------------
                                        Number of Shares That May Be Exercised
                 Date                        (Vested Portion of Option)
         ----------------------- ---------------------------------------------

                [Date]                        [20% of Total Shares Granted]

                [Date]                        [40% of Total Shares Granted]

                [Date]                        [60% of Total Shares Granted]

                [Date]                        [80% of Total Shares Granted]

                [Date]                        [100% of Total Shares Granted]
         ------------------------ --------------------------------------------

                  (b) Subject to the limitations set forth in this letter and in the Plan, you may exercise the exercisable portion of the Option in whole or in part at any time, or from time to time, from the date of this letter until the first to occur of: (i) 10 years from the Grant Date, (ii) three months from the date on which your employment with the Company (including its parent and subsidiary corporations) terminates for any reason other than your permanent disability or your death, or
         (iii) one year from the date on which your employment with the Company (including its parent and subsidiary corporations) terminates on account of your death or your permanent disability (as determined by the Committee). In no event may the Option be exercised after the tenth anniversary of the Grant Date.

                  (c) The Option may be exercised during your lifetime only by you. If you die while you are in the employ of the Company or a parent or subsidiary corporation and at a time when you hold any part of the Option that is fully vested and exercisable, then the person to whom your rights under the Option shall have passed by will or by the laws of descent and distribution may exercise the Option.

                  (d) You must be employed by the Company (or a parent or subsidiary corporation) on the relevant date for any shares to vest. If your employment with the Company (or a parent or subsidiary corporation) terminates, you will forfeit any unvested shares.

                  (e) Notwithstanding the provisions of subsection (a), your Option will be fully vested and exercisable in the event of a Change in Control as defined in the Plan or upon your death or Disability as defined in the Plan, if you are employed by the Company on the relevant date.

         2. Limitation on Incentive Stock Option. The aggregate fair market value (determined at the time the options are granted) of the stock with respect to which incentive stock options granted to you are exercisable for the first time during a calendar year may not exceed $100,000 (the "Limitation Amount"). The incentive stock options granted under this letter, the Plan and all other plans of the Company and any parent and subsidiary corporations are aggregated for purposes of the Limitation Amount. The portion of an Option that fails to qualify for incentive stock option treatment in a calendar year because of the Limitation Amount shall be treated as a nonqualified stock option that does not receive special tax treatment under Code Section 422.

         3. Payment For Option. Any person entitled to exercise the Option may do so by giving written notice of the exercise to the Company, stating the number of shares that he is purchasing and transmitting the exercise price in cash.

         4. Transferability. This Option is not transferable by you except by will or by the laws of descent and distribution.

         5. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the capitalization, the number and kind of shares with respect to which you have an unexercised Option and the Option price shall be appropriately adjusted by the Committee, whose determination shall be binding.

         6. Exercise and Notices. To exercise your Option, you must deliver to the [Company Treasurer or Similar Corporate Officer] of the Company written notice, signed by you, stating the number of shares you have elected to purchase, and payment to the Company as described in paragraph 3. Any notice to be given under the terms of this letter shall be addressed to the [Company Treasurer or Similar Corporate Officer] at Stanley Furniture Company, Inc., 1641 Fairystone Park Highway, Stanleytown, Virginia 24168. Any notice to be given to you shall be given to you or your personal representative, legatee or distributee, and shall be addressed to him or her at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

         7. Withholding. By signing this letter, you agree to make arrangements satisfactory to the Company to comply with any income tax withholding requirements that may apply upon the exercise of the Option or the disposition of Company Stock received upon the exercise of the Option. The Company agrees to allow you to pay the Applicable Withholding Taxes (as defined in the Plan) (i) with cash, (ii) by delivery of Mature Shares (as defined in the Plan), or (iii) by having the Company retain the number of shares of Company Stock that will satisfy all or a specified portion of the Applicable Withholding Taxes.

         8. Continuation of Employee of the Company. Neither the Plan nor the Option confers upon you any right to continue as an employee of the Company or limits in any respect the right of the Company to terminate your employment.

         9. Delivery of Certificate. The Company may delay delivery of the certificate for shares purchased pursuant to the exercise of an Option until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with.

                                                STANLEY FURNITURE COMPANY, INC.



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